UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed by TransCode Therapeutics, Inc. (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2026, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) dated as of April 6, 2026, pursuant to which the Company has the right to sell Yorkville up to $14 million of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). In connection with the SEPA, Yorkville also agreed to advance the Company up to $6.0 million, less certain amounts, to be paid in two tranches, in exchange for the Company’s issuance to Yorkville of convertible promissory notes (each, a “Convertible Note” and, together, the “Convertible Notes”). Under the terms of the Convertible Notes, an “Amortization Event” is deemed to occur if the daily VWAP (as defined in the Convertible Notes) of the Common Stock is less than $1.72 (the “Floor Price”) for five trading days during a period of seven consecutive trading days (a “Floor Price Event”). From September 11, 2026 to September 30, 2026, the daily VWAP of the Common Stock was less than the Floor Price for 10 trading days out of 14 trading days.

On October 1, 2026, the Company and Yorkville executed a waiver, in which the Company agreed to make a prepayment of $840,975 in accordance with Section 1(f) of the Convertible Notes (the “Prepayment”), which amount includes payment of $759,000 outstanding principal of the Convertible Notes, $75,900 prepayment premium and $6,075 of accrued interest. In consideration for the Prepayment, Yorkville agreed to waive the occurrence of any Amortization Event that may be deemed to have occurred on or prior to September 30, 2026 and to waive any Amortization Event that may be deemed to occur through October 31, 2026. On October 1, 2026, the Company made the Prepayment. Following the Prepayment, the aggregate principal amount outstanding under the Convertible Notes is approximately $4.1 million.

Pursuant to the terms of the Convertible Notes, upon the occurrence of an Amortization Event, the Company would be obligated to make monthly payments to Yorkville beginning on the seventh trading day after the date upon which the Amortization Event occurred and continuing on the same day of each successive calendar month in an amount equal to the sum of (i) 18% of the outstanding principal of the Convertible Notes as of the Amortization Event Date (or the outstanding principal if less than such amount), plus (ii) 10% of the principal amount being paid in respect of such Amortization Principal Amount, plus (iii) all accrued and unpaid interest thereunder as of each payment date. Such monthly payments would be required to be made until the entire outstanding principal amount of the Convertible Notes has been repaid, or the obligation of the Company has ceased because the daily VWAP is greater than the Floor Price for 10 consecutive trading days, unless a subsequent Amortization Event occurs.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCODE THERAPEUTICS, INC.

By:	/s/ Philippe P. Calais
Name:	Philippe P. Calais
Title:	Chief Executive Officer

October 1, 2026

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